As filed with the Securities and Exchange Commission on                                                                                                                         May 29, 2007.

Registration No.  333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MidSouth Bancorp, Inc.
(Exact name of Registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-1020809 (I.R.S. Employer Identification No.)

102 Versailles Boulevard
Lafayette, Louisiana  70501
(337) 237-8343
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

MidSouth Bancorp, Inc. Omnibus Stock Incentive Plan
(Full title of the plan)

C. R. Cloutier
MidSouth Bancorp, Inc.
P. O. Box 3745
Lafayette, Louisiana  70502
(337) 237-8343
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a Copy to:
Anthony J. Correro, III
Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
201 St. Charles Avenue, 46th Floor
New Orleans, Louisiana  70170-4600
(504) 586-5252

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock	500,000 Shares (1)	$25.50	(2)	$12,750,000	$391.43
(1)
Upon a stock split, stock dividend or similar transaction during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(h) on the basis of the closing sales price of the Common Stock on the Amex on May 25, 2007.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.  Incorporation of Documents by Reference

The following documents, which have been filed by MidSouth Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

(c)	The description of the Common Stock set forth in Item 1 of the Company’s Registration Statement on Form 8-A dated July 24, 1995.

All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 83 of the Louisiana Business Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any proceeding to which he is, was, or is threatened to be made, a party if it arises out of the fact that he is or was a director, officer, employee or agent of the corporation, but no corporation may indemnify any person for willful or intentional misconduct.  Section 10 of the Company’s bylaws provides for mandatory indemnification for current and former directors and officers and the Company’s Articles of Incorporation permit the Company to enter into contracts with its directors and officers providing for indemnification to the fullest extent permitted by law, although no such contracts have been entered into.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.

4.2
Articles of Amendment to Amended and Restated Articles of Incorporation dated July 19, 1995 (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the Commission on September 20, 1995).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-4 (Reg. No. 33-58499) filed June 1, 1995).

4.4
The Company agrees to furnish to the Commission on request a copy of the instruments defining the rights of the holder of its long-term debt, which debt does not exceed 10% of the total consolidated assets of the Company.

4.5
MidSouth Bancorp, Inc. Omnibus Stock Incentive Plan (incorporated by reference to the Company’s definitive proxy statement filed April 23, 2007 to which the MidSouth Bancorp, Inc. Omnibus Stock Incentive Plan is attached).

5.1	Opinion of Correro Fishman Haygood Phelps Walmsley and Casteix, L.L.P.

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on May 29, 2007.

MIDSOUTH BANCORP, INC.

By:           /s/ C.R. Cloutier
C. R. Cloutier
President, Chief Executive
Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints C. R. Cloutier and Karen L. Hail, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ C.R. Cloutier C. R. Cloutier	President, Chief Executive Officer (Principal Executive Officer) and Director	May 29, 2007
/s/ Karen Hail Karen Hail	Senior EVP and Chief Operating Officer and Director	May 29, 2007
/s/ J. Eustis Corrigan, Jr. J. Eustis Corrigan, Jr.	EVP and Chief Financial Officer	May 29, 2007
/s/ J. B. Hargroder, M.D. J. B. Hargroder, M.D.	Director	May 29, 2007
/s/ William M. Simons William M. Simons	Director	May 29, 2007
/s/ Will Charbonnet, Jr. Will Charbonnet, Jr.	Director	May 29, 2007
/s/ Joseph V. Tortorice, Jr. Joseph V. Tortorice, Jr.	Director	May 29, 2007
/s/ Ron D. Reed Ron D. Reed	Director	May 29, 2007
/s/ Milton B. Kidd, III Milton B. Kidd, III	Director	May 29, 2007
/s/ Stephen C. May Stephen C. May	Director	May 29, 2007
/s/ James R. Davis James R. Davis	Director	May 29, 2007
/s/ Clayton P. Hilliard Clayton P. Hilliard	Director	May 29, 2007
/s/ William G. Charbonnet, Sr. William G. Charbonnet, Sr.	Director	May 29, 2007
Joseph V. Tortorice, Jr. Joseph V. Tortorice, Jr.	Director	May 29, 2007
/s/ Teri S. Stelly Teri S. Stelly	Controller	May 29, 2007